EXHIBIT 99.3

May 20, 2020

Board of Directors
E*TRADE Financial Corporation
671 N. Glebe Road
Arlington, Virginia 22203

Re:	Amendment No.1 to Registration Statement on Form S-4 of Morgan Stanley, filed May 20, 2020 (the
“Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 20, 2020 (the “Opinion Letter”), as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, $0.01 par value per share (the “Shares”), of E*TRADE Financial Corporation (the “Company”) of the exchange ratio of 1.0432 shares of common stock, par value $0.01 per share, of Morgan Stanley (“Morgan Stanley”) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of February 20, 2020 (the “Agreement”), by and among Morgan Stanley, Moon-Eagle Merger Sub, Inc., a wholly owned subsidiary of Morgan Stanley, and the Company.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement. We understand that the Company has determined to include our Opinion Letter in the Proxy Statement/Prospectus that forms a part of the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Ardea Partners LP,” “The Merger—Background of the Merger,” “The Merger—E*TRADE’s Reasons for the Merger; Recommendation of the E*TRADE Board of Directors,” “The Merger—Certain E*TRADE Unaudited Prospective Financial Information” and “The Merger—Opinions of E*TRADE’s Financial Advisors—Opinion of Ardea Partners LP” and to the inclusion of the Opinion Letter as an Annex to the Proxy Statement/Prospectus that forms a part of the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ardea Partners LP